Artesian Resources Corporation Announces Common Stock Offering

Newark, DE, May 18, 2023 – Artesian Resources Corporation (Nasdaq: ARTNA) (Artesian) announced today a proposed underwritten public offering of approximately 600,000 shares of its Class A Non-Voting Common Stock.  The Company also intends to grant the underwriters a 30-day option to purchase from Artesian up to an additional 90,000 shares of Class A Non-Voting Common Stock.  The proposed offering is subject to market and other conditions, and there can be no assurance as to whether or when the offering may be completed, or as to the actual size or terms of the offering.  Janney Montgomery Scott LLC is acting as sole book-running manager.
Artesian currently intends to use the net proceeds of the offering for general corporate purposes, including its capital investment program and repayment of outstanding indebtedness.
The proposed offering is being made pursuant to Artesian’s effective shelf registration statement (including a prospectus) previously filed with the Securities and Exchange Commission (SEC) on September 29, 2022 and declared effective October 12, 2022.  The offering of these securities will be made only by means of a prospectus and a related prospectus supplement. A preliminary prospectus supplement relating to the offering has been filed with the SEC. A copy of the prospectus supplement and accompanying prospectus may be obtained by visiting EDGAR on the SEC’s website at www.sec.gov or by sending a request to Janney Montgomery Scott LLC, 1717 Arch Street, Philadelphia, PA 19103, or by e-mail: prospectus@janney.com. Before you invest, you should read the prospectus supplement and accompanying prospectus, the registration statement, and the other documents that Artesian has filed with the SEC for more complete information about Artesian and this offering.  Investors may obtain these documents for free by visiting the SEC’s website at www.sec.gov.
This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Artesian Resources
Artesian Resources Corporation operates as the holding company of wholly-owned subsidiaries offering water and wastewater services, and related business services, on the Delmarva Peninsula. Artesian Water Company, the principal subsidiary, is the oldest and largest regulated water utility on the Delmarva Peninsula and has been providing water service since 1905. Artesian supplies 8.7 billion gallons of water per year through 1,442 miles of water main to over a third of Delawareans.

Forward Looking Statements:
This release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding, among other things, the completion, timing and size of Artesian’s proposed public offering and the intended use of proceeds. These statements involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: factors associated with market conditions and the satisfaction of customary closing conditions related to the proposed public offering. While Artesian may elect to update its forward-looking statements, Artesian specifically disclaims any obligation to do so and you should not rely on any forward-looking statements as a representation of Artesian’s views as of any date subsequent to the date of this release.  More information concerning forward-looking statements can be found in Artesian’s SEC filings with the SEC at sec.gov.

Contact:
Nicki Taylor
Investor Relations
(302) 453-6900
ntaylor@artesianwater.com